Exhibit 3.3

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NETFLIX, INC.

A Delaware corporation

Netflix, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”) (the “corporation”) hereby certifies as follows:

1. That this corporation was originally incorporated on August 29, 1997 under the name Kibble, Inc., pursuant to the General Corporation Law.

2. That the Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on May 29, 2002.

3. Pursuant to Sections 242 and 228 of the General Corporation Law, the amendment herein set forth has been duly approved by the Board of Directors and stockholders of Netflix, Inc.

4. The second sentence of the first paragraph of ARTICLE IV of the Amended and Restated Certificate of Incorporation is hereby amended to read as follows:

The total number of shares which the corporation shall have authority to issue is 90,000,000 consisting of 80,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.001 per share.

IN WITNESS WHEREOF, said corporation has caused this certificate of amendment to the Certificate of Corporation to be executed by its President and Chief Executive Officer this 23rd day of May, 2003.

NETFLIX, INC.

By:	/s/ REED HASTINGS
Reed Hastings
President and Chief Executive Officer